Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Sanchez Midstream Partners GP LLC:

We consent to the incorporation by reference in the registration statements (Nos. 333-198440 and 333-202526) on Form S-4, (Nos. 333-202578, 333-210783 and 333-217007) on Form S-8 and (Nos. 333-204277, 333-202575, 333-217003 and 333-218570) on Form S-3 of Sanchez Midstream Partners LP (formerly Sanchez Production Partners LP) of our reports dated March 9, 2018, with respect to the consolidated balance sheets of Sanchez Midstream Partners LP as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in partners’ capital, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10 K of Sanchez Midstream Partners LP.

/s/ KPMG LLP

Houston, Texas

March 9, 2018